Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of our report dated August 29, 2025, relating to the consolidated financial statements and financial highlights of Felicitas Private Markets Fund, which are included in Form N-CSR for the year ended June 30, 2025, and to the references to our firm under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm; Legal Counsel” in the Prospectus and “Independent Registered Public Accounting Firm; Legal Counsel” and “Financial Statements” in the Statement of Additional Information.

/s/ COHEN & COMPANY, LTD.

COHEN & COMPANY, LTD.

Chicago, Illinois

October 27, 2025